EXHIBIT B

                                OFFER TO PURCHASE

                      GMAM ABSOLUTE RETURN STRATEGY FUND I,
                                   a series of
                    GMAM ABSOLUTE RETURN STRATEGIES FUND, LLC
                          767 Fifth Avenue, 15th Floor

                           OFFER TO PURCHASE INTERESTS
                             DATED DECEMBER 3, 2007

                         LETTERS OF TRANSMITTAL MUST BE
                              RECEIVED BY PFPC INC.
                              BY DECEMBER 31, 2007

                 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT
               12:00 MIDNIGHT, EASTERN TIME, ON DECEMBER 31, 2007,
                          UNLESS THE OFFER IS EXTENDED


To the Members of
GMAM Absolute Return Strategy Fund I, a series of GMAM Absolute Return Strategies Fund, LLC:

                  GMAM Absolute Return Strategy Fund I (the "Fund"), a series of GMAM Absolute Return Strategies Fund, LLC, a closed-end, non-diversified, management investment company organized as a Delaware limited liability company (the "Company"), is offering to purchase for cash and/or in-kind distributions on the terms and conditions set out in this offer to purchase (this "Offer to Purchase") and the related Letter of Transmittal (which, together with this Offer to Purchase, constitutes the "Offer") an amount of Interests or portions of Interests up to $55,000,000 of the net assets of the Fund. The Fund's primary investment goal is to provide investors with exposure to a broad-ranging, multi-manager portfolio of private investment funds not registered under the Investment Company Act of 1940, as amended, with the aim of delivering returns having relatively low volatility and relatively low dependence on movements in major equity and bond markets. The Offer is being made pursuant to tenders by members of the Fund ("Members") at a price equal to the net asset value of the tendered Interests as of January 31, 2008 (or at a later date determined by the Fund if the Offer is extended) (in each case, the "Valuation Date"), less any Early Withdrawal Charge (as defined below) due to the Fund in connection with the repurchase. As used in the Offer, the term "Interest" or "Interests" refers to the outstanding units of interests in the Fund representing beneficial interests in the Fund, and includes all or any portion of a Member's Interest as the context requires. Members that desire to tender an Interest for purchase must do so by 12:00 midnight, Eastern Time on December 31, 2007 (the "Initial Notice Due Date"), subject to any extension of the Offer made in the absolute discretion of the Fund's board of managers (the "Board of Managers"). The later of the Initial Notice Due Date or the latest time and date that the Fund designates as the deadline for Members to tender an Interest for purchase is called the "Notice Due Date" and is the date upon which the Offer expires. If the Fund elects to extend the tender period, the net asset value of the Interests tendered for purchase will be determined at the close of business on a day determined by the Fund and notified to the Members. The Fund may find it necessary to liquidate a portion of its investment. The Offer is being made to all Members but is subject to certain conditions described below. Interests are not traded on any established trading market and are subject to strict restrictions on transferability pursuant to the Amended and Restated Limited Liability Company Agreement, dated as of November 22, 2002, as amended July 28, 2003 and as it further may be amended, modified or otherwise supplemented from time to time (the "LLC Agreement").

         Members should realize that the value of the Interests tendered in the Offer likely will change between the last time net asset value was calculated and the Valuation Date when the value of the Interests tendered to the Fund for purchase will be determined. Members tendering their Interest should also note that they will remain Members in the Fund, with respect to the Interest tendered and accepted for purchase by the Fund, through the Valuation Date, when the net asset value of their Interest is calculated. Any tendering Members that wish to obtain the estimated net asset value of their Interests or the amount of any Early Withdrawal Charge due to the Fund in connection with the repurchase should contact the Tender Offer Administrator at PFPC Inc., the Fund's Administrator, at P.O. Box 220, Claymont, DE 19703 or at GMAM Absolute Return Strategies Fund, LLC, c/o PFPC Inc. at the same address, in either case Attention: Tender Offer Administrator - GMAM ARS, or by phone (888) 697-9661 or (866) 306-0232, Monday through Friday, except holidays, during normal business hours of 9:00 a.m. to 5:00 p.m. (Eastern Time).

         Members desiring to tender all or any portion of their Interest in accordance with the terms of the Offer should complete and sign the enclosed Letter of Transmittal and send or deliver it to PFPC Inc. in the manner set out below.

                                    IMPORTANT

         NONE OF THE FUND, ITS INVESTMENT ADVISER, GENERAL MOTORS INVESTMENT MANAGEMENT CORPORATION (THE "ADVISER"), OR THE BOARD OF MANAGERS MAKES ANY RECOMMENDATION TO ANY MEMBER WHETHER TO TENDER OR REFRAIN FROM TENDERING INTERESTS. MEMBERS MUST MAKE THEIR OWN DECISIONS WHETHER TO TENDER INTERESTS, AND, IF THEY CHOOSE TO DO SO, THE PORTION OF THEIR INTERESTS TO TENDER.

         BECAUSE EACH MEMBER'S INVESTMENT DECISION IS A PERSONAL ONE, BASED ON FINANCIAL CIRCUMSTANCES, NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION ON BEHALF OF THE FUND AS TO WHETHER MEMBERS SHOULD TENDER INTERESTS PURSUANT TO THE OFFER. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL. IF GIVEN OR MADE, SUCH RECOMMENDATION AND SUCH INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED ON AS HAVING BEEN AUTHORIZED BY THE FUND, THE ADVISER, OR THE BOARD OF MANAGERS.

         THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION ("SEC") NOR HAS THE SEC OR ANY STATE SECURITIES COMMISSION PASSED ON THE FAIRNESS OR MERITS OF SUCH TRANSACTION OR ON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

         Questions and requests for assistance and requests for additional copies of the Offer may be directed to:

                      GMAM Absolute Return Strategy Fund I
                                    c/o PFPC
                         P.O. Box 220 Claymont, DE 19703
                Attention: Tender Offer Administrator - GMAM ARS
                     Phone: (888) 697-9661 or (866) 306-0232
         Fax: (302) 791-3105 or (302) 793-8132, Attention: Tender Offer
                            Administrator - GMAM ARS



                                      (ii)

                                TABLE OF CONTENTS

1.   Summary Term Sheet                                                        1
                       ---------------------------------------------------------
2.   Background and Purpose of the Offer                                       2
                                        ----------------------------------------
3.   Offer to Purchase and Price                                               3
                                ------------------------------------------------
4.   Amount of Tender                                                          3
                     -----------------------------------------------------------
5.   Procedure for Tenders                                                     4
                          ------------------------------------------------------
6.   Withdrawal Rights                                                         5
                      ----------------------------------------------------------
7.   Purchases and Tender Payment                                              5
                                 -----------------------------------------------
8.   Certain Conditions of the Offer                                           6
                                    --------------------------------------------
9.   Certain Information About the Fund                                        7
                                       -----------------------------------------
10.  Certain Federal Income Tax Consequences                                   7
                                            ------------------------------------
11.  Miscellaneous                                                             8
                  --------------------------------------------------------------





                                     (iii)

1.       SUMMARY TERM SHEET

         This Summary Term Sheet highlights certain information concerning the Offer. To understand the Offer fully and for a more complete discussion of the terms and conditions of the Offer, please read carefully this entire Offer to Purchase and the related Letter of Transmittal. Section references are to this Offer to Purchase.

o The Fund (referred to as "we" or the "Fund" in this Summary Term Sheet) is offering to purchase Interests in an amount up to $55,000,000 of the net assets of the Fund. We will purchase your Interests at their net asset value (that is, the value of the Fund's total assets minus its total liabilities, including accrued fees and expenses, multiplied by the proportionate interest in the Fund you desire to tender, after giving effect to all allocations) calculated as of the Valuation Date, less any Early Withdrawal Charge (defined below) due to the Fund in connection with the repurchase. The net asset value of Interests will be calculated for this purpose as of January 31, 2008 or, if the Offer is extended, as of any later Valuation Date. The Offer will remain open until 12:00 midnight, Eastern Time, on December 31, 2007 (or, if the Offer is extended, until any later Notice Due Date), at which time the Offer is scheduled to expire. The Fund may find it necessary to liquidate a portion of its interests.

o The Fund reserves the right to adjust the Valuation Date to correspond with any extension of the Offer.

o        A Member may tender its entire  Interest or a portion of its  Interest.
         See Section 4.

o If you tender your Interest and we purchase that Interest, upon the expiration of the Offer, we will identify an amount of any underlying hedge fund securities being liquidated and cash approximately worth an amount equal to the net asset value of the Interest tendered and accepted for repurchase (valued in accordance with the LLC Agreement) determined as of January 31, 2008 (or, if the Offer is extended, the net asset value determined on the Valuation Date), less any Early Withdrawal Charge due to the Fund in connection with the repurchase.

o The Member will receive a payment (the "Tender Payment"), which will be non-interest bearing and non-transferable, in an amount equal to 100% of the unaudited net asset value of the Interest tendered and accepted for purchase by the Fund, determined as of the Valuation Date (which amount shall be reduced by the full amount of any redemption fee with respect to such Interest).

o The Tender Payment will be paid to the Member approximately forty-five days (45) after the Valuation Date or, if the Fund has requested withdrawal of its capital from any investment funds or managed accounts in order to fund the repurchase of Interests, ten (10) business days after the Fund has received at least ninety percent (90%) of the aggregate amount withdrawn by the Fund from such investment funds and managed accounts (the "Payment Date"). The Tender Payment will be transmitted to an account designated by the Member by PFPC Inc. (referred to herein as "PFPC" or the "Administrator") on the Member's behalf.

o A Member who tenders for repurchase only a portion of the Member's Interests is required to maintain a capital account balance of at least $10,000,000. If a Member tenders a portion of the Member's Interests and the repurchase of that portion would cause the Member's capital account balance to fall below this required minimum, the Fund reserves the right to reduce the portion of Interests to be purchased from the Member so that the required minimum balance is maintained or to repurchase all of such Member's Interests. Additionally, the Fund reserves the right to reduce or waive the minimum capital account balance.

o A Member who tenders an Interest prior to holding such Interest for at least 12 consecutive months will be subject to a "Early Withdrawal Charge" due to the Fund equal to 4.0% of the amount requested to be purchased, to be netted against withdrawal proceeds.

o If we accept the tender of your Interest, we will pay you in the form of cash distributions equal to the value of the Interest repurchased, less any Early Withdrawal Charge due to the Fund in connection with the repurchase; however, in the sole discretion of the Board of Managers, the proceeds of repurchases may be paid by the in-kind distribution of securities held by the Fund, or partly in cash and partly in-kind. See
         Section 7.

o If you desire to tender an Interest for purchase, you must do so by 12:00 midnight, Eastern Time, on December 31, 2007 (or, if the Offer is extended, by any later Notice Due Date), at which time the Offer is scheduled to expire. Until that time, you have the right to change your mind and withdraw any tenders of your Interest. Interests withdrawn may be re-tendered, however, provided that such tenders are made before the Notice Due Date by following the tender procedures described herein. If the Fund has not yet accepted your tender of an Interest on or prior to January 30, 2008 (I.E., the date 40 business days from the commencement of the Offer), you will also have the right to withdraw the tender of your Interest after such date. See Section 6.

o If you would like us to purchase your Interest, you should complete, sign and either (i) mail (via certified mail, return receipt requested) or otherwise deliver the Letter of Transmittal, enclosed with the Offer, to GMAM Absolute Return Strategies Fund, LLC, c/o PFPC Inc., at P.O. Box 220, Claymont, DE 19703, Attention: Tender Offer Administrator
         - GMAM ARS, or (ii) fax it to PFPC at (302) 791-3105 or (302) 793-8132,
         Attention: Tender Offer Administrator - GMAM ARS, so that it is received before 12:00 midnight, Eastern Time, on December 31, 2007. IF YOU CHOOSE TO FAX THE LETTER OF TRANSMITTAL, YOU MUST MAIL THE ORIGINAL LETTER OF TRANSMITTAL TO PFPC PROMPTLY AFTER YOU FAX IT (ALTHOUGH THE ORIGINAL, IF FAXED, DOES NOT HAVE TO BE RECEIVED BY MAIL BEFORE 12:00 MIDNIGHT, EASTERN TIME, ON DECEMBER 31, 2007). See Section 5. The value of your Interests may change between the last time net asset value was calculated and the Valuation Date when the value of the Interests being purchased will be determined. See Section 3.

o As of September 30, 2007, there were approximately $3,742,213,841.16 of Interests issued and outstanding. If you would like to obtain the estimated net asset value of your Interest, which we calculate from time to time, based upon the information we receive from the managers of the investment funds in which we invest, you may contact the Tender Offer Administrator at PFPC at (888) 697-9661 or (866) 306-0232 or at the address listed on the cover page of the Letter of Transmittal, Monday through Friday, except holidays, during normal business hours of 9:00 a.m. to 5:00 p.m. (Eastern Time). See Section 3.

2.       BACKGROUND AND PURPOSE OF THE OFFER.

         The purpose of the Offer is to provide  liquidity  to the Members  that hold Interests in the Fund, as contemplated by and in accordance with the procedures set out in the Fund's Registration Statement on Form N-2 (as it may be amended, modified or otherwise supplemented from time to time, the "Registration Statement"), and the LLC Agreement. The Registration Statement and the LLC Agreement provide that the Board of Managers has the discretion to determine whether the Fund will purchase Interests from time to time from Members pursuant to written tenders, and that one of the factors the Board of Managers will consider in making such determination is the recommendations of the Adviser. The Registration Statement also currently states (subject to change) that the Adviser expects that it will recommend to the Board of Managers that the Fund offer to repurchase Interests from Members semi-annually each year. The Fund commenced operations on June 26, 2001 and has not previously offered to purchase Interests from Members pursuant to written tenders.

         Because there is no secondary trading market for Interests and transfers of Interests are subject to significant transfer restrictions, the Board of Managers has determined to cause the Fund to make the Offer, after consideration of various matters, including but not limited to those set out in the Registration Statement and the LLC Agreement and the recommendations of the Adviser. While the Adviser currently intends to recommend to the Board of Managers that the Fund offer to repurchase Interests, or portions of them, on a semi-annual basis each year, the Board of Managers is under no obligation to follow such recommendations.

         The purchase of Interests pursuant to the Offer will have the effect of increasing the proportionate interest in the Fund of Members that do not tender Interests. Members that retain their Interests may be subject to increased risks due to the reduction in the Fund's aggregate assets resulting from payment for the Interests tendered. These risks include the potential for greater volatility due to a more limited portfolio and resulting decreased diversification. The Fund believes, however, that this result is unlikely given the nature of the Fund's investment program. A reduction in the aggregate assets of the Fund may result in Members that do not tender Interests bearing higher costs to the extent that certain expenses borne by the Fund are relatively fixed and may not decrease if assets decline. These effects may be reduced or eliminated to the extent that additional subscriptions for Interests are made by new and existing Members from time to time.

         Interests that are tendered to the Fund in connection with the Offer will be retired, although the Fund may issue Interests from time to time in transactions not involving any public offering, conducted pursuant to Rule 506 of Regulation D under the Securities Act of 1933, as amended (the "Securities Act"), in accordance with the Registration Statement. The Fund currently expects that it will accept subscriptions for Interests as of the first day of each month, but is under no obligation to do so, and may do so more frequently as determined by the Adviser.

         The tender of an Interest by a Member will not affect the record ownership of such Member for purposes of voting or entitlement to any distributions payable by the Fund unless and until such Interest is purchased. You should also realize that although the Offer is scheduled to expire on December 31, 2007 (unless it is extended), you will remain a Member of the Fund with respect to the Interest you tendered that is accepted for purchase by the Fund through the Valuation Date.

3.       OFFER TO PURCHASE AND PRICE.

         The Fund will, on the terms and subject to the conditions of the Offer (including a pro rata reduction in the number of tendered Interests that will be accepted by the Fund in the event that the Fund accepts its tendered interests on a pro rata basis), purchase an amount of Interests up to $55,000,000 of the net assets of the Fund that are tendered by Members by 12:00 midnight, Eastern Time, on December 31, 2007 (or, if the Offer is extended, by any later Notice Due Date), and not withdrawn (as provided in Section 6 below) prior to the Notice Due Date. The Fund reserves the right to extend, amend or cancel the Offer as described in Sections 4 and 8 below. The value of the Interests tendered for purchase will be their net asset value as of January 31, 2008 or, if the Offer is extended, as of any later Valuation Date, payable as set out in
Section 7, less any Early Withdrawal Fee due to the Fund in connection with the repurchase. The determination of the net asset value of Interests as of the Valuation Date is subject to adjustment based upon the results of the next annual audit of the Fund's financial statements.

4.       AMOUNT OF TENDER.

         Subject to the limitations set out below, a Member may tender its entire Interest or a portion of its Interest. If a Member tenders a portion of its Interests in an amount that would cause the Member's capital account balance to fall below the required minimum account balance of at least $10,000,000, the Fund reserves the right to reduce the portion of Interests to be purchased from the Member so that the required minimum balance is maintained or to repurchase all of such Member's Interests. The Offer is being made to all Members of the Fund and is not conditioned on any minimum amount of Interests being tendered.

         If the amount of Interests that are properly tendered pursuant to the Offer and not withdrawn pursuant to Section 6 below is less than or equal to $55,000,000 of the net assets of the Fund (or such greater amount as the Fund may elect to purchase pursuant to the Offer), the Fund will, on the terms and subject to the conditions of the Offer (including a pro rata reduction in the number of tendered Interests that will be accepted by the Fund in the event that the Fund accepts its tendered interests on a pro rata basis), purchase all of the Interests so tendered unless the Fund elects to cancel or amend the Offer, or postpone acceptance of tenders made pursuant to the Offer, as provided in
Section 8 below. If Interests in excess of $55,000,000 of the net assets of the Fund are duly tendered to the Fund prior to the Notice Due Date and not withdrawn prior to the Notice Due Date pursuant to Section 6 below, the Fund will in its sole discretion either (a) accept the additional Interests permitted to be accepted pursuant to Rule 13e-4(f)(3) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"); (b) extend the Offer, if necessary, and increase the amount of Interests that the Fund is offering to purchase to an amount it believes sufficient to accommodate the excess Interests tendered as well as any Interests tendered during the extended Offer; or (c) accept Interests tendered prior to the Notice Due Date and not withdrawn prior to the Notice Due Date for payment on a pro rata basis based on the aggregate net asset value of tendered Interests. The Offer may be extended, amended or canceled in other circumstances described in Section 8 below. In this case, the Fund will correspondingly accept Interests tendered on or before the Notice Due Date and not withdrawn prior to the Notice Due Date on a pro rata basis.

5.       PROCEDURE FOR TENDERS.

         Members wishing to tender Interests pursuant to this Offer to Purchase should send or deliver by December 31, 2007 (or, if the Offer is extended, by any later Notice Due Date) a completed and executed Letter of Transmittal to PFPC, to the attention of the Tender Offer Administrator, at the address set out on the first page of the Letter of Transmittal, or fax a completed and executed Letter of Transmittal to PFPC, also to the attention of the Tender Offer Administrator, at the fax number set out on the first page of the Letter of Transmittal. The completed and executed Letter of Transmittal must be received by PFPC, either by mail or by fax, no later than 12:00 midnight, Eastern Time, on December 31, 2007 (or, if the Offer is extended, no later than any later Notice Due Date).

         The Fund recommends that all documents be submitted to PFPC via certified mail, return receipt requested, or by facsimile transmission. A Member choosing to fax a Letter of Transmittal to PFPC must also send or deliver the original completed and executed Letter of Transmittal to PFPC promptly thereafter. Members wishing to confirm receipt of a Letter of Transmittal may contact PFPC at the address or telephone number set out on the first page of the Letter of Transmittal. The method of delivery of any documents is at the election and complete risk of the Member tendering an Interest, including, but not limited to, the failure of PFPC to receive any Letter of Transmittal or other document submitted by facsimile transmission. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of tenders will be determined by the Fund, in its sole discretion, and such determination will be final and binding. The Fund reserves the absolute right to reject any or all tenders determined by it not to be in appropriate form or the acceptance of or payment for which would, in the opinion of counsel for the Fund, be unlawful. The Fund also reserves the absolute right to waive any of the conditions of the Offer or any defect in any tender with respect to any particular Interest or any particular Member, and the Fund's interpretation of the terms and conditions of the Offer will be final and binding. Unless waived, any defects or irregularities in connection with tenders must be cured within such time as the Fund will determine. Tenders will not be deemed to have been made until the defects or irregularities have been cured or waived. None of the Fund, the Adviser or the

Board of Managers will be obligated to give notice of any defects or irregularities in tenders, nor will any of them incur any liability for failure to give such notice.

6.       WITHDRAWAL RIGHTS.

         Until the Notice Due Date, Members have the right to change their minds and withdraw any tenders of their Interests. Interests withdrawn may be re-tendered, however, provided that such tenders are made before the Notice Date by following the tender procedures described in Section 5. Pursuant to Rule 13e-4(f)(2)(ii) of the Exchange Act, if the Fund has not yet accepted a Member's tender of an Interest on or prior to January 30, 2008 (I.E., the date 40 business days from the commencement of the Offer), a Member will also have the right to withdraw its tender of its Interest after such date. To be effective, any notice of withdrawal must be timely received by PFPC at the address or fax number set out on the first page of the Letter of Transmittal. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Fund, in its sole discretion, and such determination will be final and binding. A tender of Interests properly withdrawn will not thereafter be deemed to be tendered for purposes of the Offer.

7.       PURCHASES AND TENDER PAYMENT.

         For purposes of the Offer, the Fund will be deemed to have accepted Interests that are tendered if and when it gives written notice to the tendering Member of its election to purchase such Interest. As stated in Section 3 above, the amount offered for the Interests tendered by Members will be the net asset value thereof as of December 31, 2007, or, if the Offer is extended, as of any later Valuation Date, less any Early Withdrawal Charge due to the Fund in connection with the repurchase. The net asset value will be determined after all allocations to capital accounts of the Members required to be made by the LLC Agreement have been made, including any Early Withdrawal Charge due to the Fund in connection with the repurchase. The Fund will not pay interest on the purchase amount.

         The Member will receive a Tender Payment, which will be non-interest bearing and non-transferable, in an amount equal to 100% of the unaudited net asset value of the Interest tendered and accepted for purchase by the Fund, determined as of the Valuation Date (which amount shall be reduced by the full amount of any redemption fee with respect to such Interest). The Tender Payment will be paid to the Member approximately forty-five days (45) after the Valuation Date or, if the Fund has requested withdrawal of its capital from any investment funds or managed accounts in order to fund the repurchase of Interests, ten (10) business days after the Payment Date. The Tender Payment will be transmitted to an account designated by the Member by PFPC on the Member's behalf.

         A Member who tenders for repurchase only a portion of the Member's Interests is required to maintain a capital account balance of at least $10,000,000. If a Member tenders a portion of the Member's Interests and the repurchase of that portion would cause the Member's capital account balance to fall below this required minimum, the Fund reserves the right to reduce the portion of Interests to be purchased from the Member so that the required minimum balance is maintained or to repurchase all of such Member's Interests. Additionally, the Fund reserves the right to reduce or waive the minimum capital account balance.

         The Fund will make payment for Interests it purchases pursuant to the Offer in the form of cash distributions equal to the value of the Interests repurchased, less any Early Withdrawal Fee due to the Fund; however, in the sole discretion of the Board of Managers, the proceeds of repurchases may be paid by the in-kind distribution of securities held by the Fund, or partly in cash and partly in-kind. The Fund may find it necessary to liquidate a portion of its investments. None of the Fund, the Board of Managers, or the Adviser have determined at this time to borrow funds to purchase Interests tendered in connection with the Offer. However, depending on the dollar amount of Interests tendered and prevailing general economic and market conditions, the Fund, in its sole discretion, may decide to fund any portion of the amount offered for the purchase of its interests pursuant to a simultaneous tender offer, subject to compliance with applicable law, through borrowings. If the Fund funds any portion of the purchase amount in that manner, it will deposit assets in a special custody account with its custodian, JPMorgan Chase Bank, to serve as collateral for any amounts so borrowed, and if the Fund were to fail to repay any such amounts, the lender would be entitled to satisfy the Fund's obligations from the collateral deposited in the special custody account. The Fund expects that the repayment of any amounts so borrowed will be financed from additional funds contributed by existing and/or new Members or from withdrawals of its capital from the investment funds in which it invests.

         Although the Fund has retained the option to pay all or a portion of the purchase amount by distributing in-kind distributions, the purchase amount will most likely be paid entirely in cash, except in the unlikely event that the Adviser determines that the distribution of securities is necessary to avoid or mitigate any material adverse effect of the Offer on the Fund or on the Members not tendering their Interests. There are costs and risks associated with the receipt of in-kind distributions in exchange for a Member's Interest. For example, a Member may incur brokerage charges and other selling expenses when it sells its in-kind distributions, and the proceeds of any such sale of securities may be less than the cash value of a Member's Interest as of the Valuation Date. In the event any payment for the Interest tendered hereby is in the form of in-kind distributions, an arrangement for delivery of such securities will be made by the Adviser and notified to the Member.

8.       CERTAIN CONDITIONS OF THE OFFER.

         In the absolute discretion of the Board of Managers, the Fund reserves the right, at any time and from time to time, to extend the period of time during which the Offer is pending by notifying Members of such extension. In the event that the Fund elects to extend the tender period, the net asset value of the Interests tendered for purchase will be determined as of the later Valuation Date. During any such extension, all Interests previously tendered and not withdrawn will remain subject to the Offer. The Fund also reserves the right at any time and from time to time up to and including acceptance of tenders pursuant to the Offer: (a) to cancel the Offer in the circumstances set out in the following paragraph and in the event of such cancellation not to purchase or pay for any Interests tendered pursuant to the Offer; (b) to amend the Offer; or
(c) to postpone the acceptance of Interests. If the Fund determines to amend the Offer or to postpone the acceptance of Interests tendered, it will, to the extent necessary, extend the period of time during which the Offer is open as provided above and will promptly notify Members.

         The Fund may cancel the Offer, amend the Offer or postpone the acceptance of tenders made pursuant to the Offer if: (a) the Fund would not be able to liquidate portfolio securities in a manner that is orderly and consistent with the Fund's investment objectives and policies in order to purchase Interests tendered pursuant to the Offer; (b) there is, in the judgment of the Board of Managers, any (i) legal action or proceeding instituted or threatened challenging the Offer or otherwise materially adversely affecting the Fund, (ii) declaration of a banking moratorium by federal or state authorities or any suspension of payment by banks in the United States or New York State that is material to the Fund, (iii) limitation imposed by federal or state authorities on the extension of credit by lending institutions, (iv) suspension of trading on any organized exchange or over-the-counter market where the Fund has a material investment, (v) commencement of war, armed hostilities or other international or national calamity directly or indirectly involving the United States that is material to the Fund, (vi) material decrease in the net asset value of the Fund from the net asset value of the Fund as of the commencement of the Offer, or (vii) other event or condition that would have a material adverse effect on the Fund or its Members if Interests tendered pursuant to the Offer were purchased; (c) the Board of Managers determines that it is not in the best interest of the Fund to purchase Interests pursuant to the Offer; or (d) for any other periods that the SEC permits by order for the protection of Members.

9.       CERTAIN INFORMATION ABOUT THE FUND.

         The Company is registered under the Securities Act and the Investment Company Act of 1940, as amended (the "1940 Act"), as a closed-end, non-diversified, management investment company. It is organized as a Delaware limited liability company. Subscriptions for Interests of the Fund were first accepted for investment as of June 26, 2001. The Fund's primary investment goal is to provide investors with exposure to a broad-ranging, multi-manager portfolio of private investment funds not registered under the 1940 Act with the aim of delivering returns having relatively low volatility and relatively low dependence on movements in major equity and bond markets. The principal office of the Fund is located at 767 Fifth Avenue, 15th Floor, New York, NY 10153 and the telephone number is (212) 418-6150. Interests are not traded on any established trading market and are subject to strict restrictions on transferability pursuant to the LLC Agreement.

         None of the Fund, the Adviser or the Board of Managers has any plans or proposals that relate to or would result in: (1) an extraordinary transaction, such as a merger, reorganization or liquidation, involving the Fund; (2) any purchase, sale or transfer of a material amount of assets of the Fund; (3) any material change in the present distribution policy or indebtedness or capitalization of the Fund; (4) any change in the present Board of Managers or in the management of the Fund including, but not limited to, any plans or proposals to change the number or the term of members of the Board of Managers, or to fill any existing vacancy on the Board of Managers or to change any material term of the employment contract of any executive officer; (5) any other material change in the Fund's corporate structure or business, including any plans or proposals to make any changes in its investment policies, for which a vote would be required by Section 13 of the 1940 Act; (6) the acquisition by any person of additional Interests (other than the Fund's intention to accept subscriptions for Interests on the first day of each month and from time to time in the discretion of the Adviser), or the disposition of Interests (other than through periodic purchase offers, including the Offer); or (7) any changes in the LLC Agreement or other governing instruments or other actions that could impede the acquisition of control of the Fund.

         There have been no transactions involving Interests that were affected during the past 60 days by the Fund, the Adviser, any member of the Board of Managers or any person controlling the Fund or the Adviser.

10.      CERTAIN FEDERAL INCOME TAX CONSEQUENCES.

         The following discussion is a general summary of the federal income tax consequences of the purchase of Interests by the Fund for cash pursuant to the Offer. Members should consult their own tax advisors for a complete description of the tax consequences to them of a purchase of their Interests by the Fund pursuant to the Offer.

         In general, a Member from which an Interest is purchased by the Fund will be treated as receiving a distribution from the Fund. Such Member generally will not recognize income or gain as a result of the purchase, except to the extent (if any) that the amount of consideration received by the Member exceeds such Member's then adjusted tax basis in such Member's Interest. A Member's basis in such Member's Interest will be reduced (but not below zero) by the amount of consideration received by the Member from the Fund in connection with the purchase of such Interest. A Member's basis in such Member's Interest will be adjusted for income, gain or loss allocated (for tax purposes) to such Member for periods prior to the purchase of such Interest. Cash distributed to a Member in excess of the adjusted tax basis of such Member's Interest is taxable as capital gain or ordinary income, depending on the circumstances. If the Fund purchases a Member's entire Interest, the Member may recognize a loss, but only to the extent that the amount of consideration received from the Fund is less than the Member's then adjusted tax basis in such Member's Interest.

11.      MISCELLANEOUS.

         The Offer is not being made to, nor will tenders be accepted from, Members in any jurisdiction in which the Offer or its acceptance would not comply with the securities or other laws of such jurisdiction. The Fund is not aware of any jurisdiction in which the Offer or tenders pursuant thereto would not be in compliance with the laws of such jurisdiction. However, the Fund reserves the right to exclude Members from the Offer in any jurisdiction in which it is asserted that the Offer cannot lawfully be made. The Fund believes such exclusion is permissible under applicable laws and regulations, provided the Fund makes a good faith effort to comply with any state law deemed applicable to the Offer.

         The Fund has filed an Issuer Tender Offer Statement on Schedule TO with the SEC, which includes certain information relating to the Offer. A free copy of such statement may be obtained by contacting PFPC at the address and telephone number set out on the first page of the Letter of Transmittal or from the SEC's internet web site, http://www.sec.gov. A copy may be inspected and copied at, and, for a fee, may be obtained by mail from, the public reference office of the SEC at 100 F Street, NE, Washington, DC 20549.






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